Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into as of October 26, 2006 (the "Effective Date"), by and among Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation (the "Employer"), Home Solutions of America, Inc., a Delaware corporation and the parent company of the Employer ("HSOA"), and Stephen Scott Sewell, an individual resident of the State of Louisiana (the "Executive").

WITNESSETH

WHEREAS, the Employer, HSOA and the Executive, among others, are parties to that certain Agreement and Plan of Merger dated as of the Effective Date (the "Merger Agreement") pursuant to which Associated Contractors II, LLC, a Louisiana limited liability company ("Associated") shall be merged with and into the Employer, with the Employer being the surviving corporation;

            WHEREAS, the Employer is a wholly-owned subsidiary of HSOA;

WHEREAS, the Executive is employed by Associated and has certain skills, experience, and abilities that are expected to be valuable to the success of the Employer's operations and future profitability;

WHEREAS, the Employer desires to employ and retain the services of the Executive as a full-time employee in the officer position of Chairman of the Board of the Employer, and the Executive desires to work for and be employed by Employer in such position; and

WHEREAS, the Employer and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Employer.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

Section 1:         EMPLOYMENT TERM AND DUTIES

1.01     Employment.  The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02     Term.  Unless earlier terminated as herein provided, the Executive's employment with the Employer pursuant to this Agreement shall commence on the Effective Date and shall end sixty (60) months thereafter (the "Term").

1.03     Duties and Services.  The Executive will be a director of the Employer and will be employed as the Chairman of the Board of Employer, which is the senior executive office of the Employer with complete administrative authority over the Employer's business, and will have such duties and perform such services as are customary with such position.  The Executive will report solely to the board of directors of the Employer and the Chief Executive Officer of HSOA, and all officers and employees of the Employer will report (directly or indirectly) to the Executive.  The Executive will devote 90% of his business time, attention, skill, and energy exclusively to the business of the Employer.  The Executive will comply with all applicable Employer policies and procedures as well as with all applicable laws in performing his duties for the Employer.  The Executive will be available to travel on Employer business as the needs of the Employer may reasonably require.

Section 2:         COMPENSATION

2.01     Salary. Subject to the provisions of Section 4 of this Agreement that relate to compensation of the Executive following the termination of the Employment Period (as defined in Section 8 of this Agreement), for the Employer's fiscal years 2006 and 2007, the Executive will be paid an annual base salary of $156,000.00 (such amount, as it may be increased from time to time, is hereinafter referred to as "Salary").  The Employer shall withhold from each installment of the Salary, all applicable federal, state, and local income and other payroll taxes.  For the Employer's fiscal years after 2007, the Board of Directors of the Employer will consider annually whether to increase the Salary of the Executive.  In no event will the Executive's Salary be decreased.

2.02     Benefits.  For the duration of the Employment Period and as otherwise set forth herein, the Executive and his dependents (if applicable), will be permitted to participate in such pension, bonus, health insurance, disability income insurance, and other employee benefit plans of the Employer (collectively, "Benefits") that may be in effect from time to time to the extent the Executive and his dependents are eligible for participation under the terms of such plans.

2.03     Bonus.  The Executive will be entitled to allocate a bonus among all employees of Employer, including himself, in an aggregate amount of five percent (5%) of Employer's earnings before interest, taxes, depreciation and amortization in any given year ending December 31, which shall be payable by March 31 of the following year.

2.04     Business Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable travel and business expenses in connection with services performed by the Executive hereunder, in accordance with the established policies of the Employer with respect to expense reimbursement.  As a condition of receiving such reimbursement, the Executive shall account for such expenses to the extent necessary to substantiate the Employer's Federal income tax deductions for such expenses under the Code (as defined in Section 8 of this Agreement).

2.05     Board Compensation.  Section 7.03 of the Merger Agreement provides that the Executive shall be appointed as a member of the Board of Directors of HSOA to serve in such position for the remainder of the current term.  For all periods when the Executive serves on the Board of Directors of HSOA, the Executive shall be entitled to receive the same compensation as the other non-independent members of the Board of Directors of HSOA receive for their services as non-independent members of the Board of Directors of HSOA.  The Executive shall not receive any additional compensation for serving as a member of the Board of Directors of the Employer, other than the Salary referenced in Section 2.01 of this Agreement.

Section 3:         FACILITIES

The Executive will be entitled to use the office space, equipment, supplies, and such other facilities, property, and personnel as are currently being provided by the Employer for such purposes to perform his duties under this Agreement.

Section 4:         TERMINATION

4.01     Termination of Employment Period.

(a)        Death of the Executive.  The Employment Period shall terminate immediately and automatically upon the death of the Executive.

(b)        Termination by the Employer.  The Employer may terminate the Employment Period (i) immediately upon the delivery of a Notice of Termination (as defined in Section 4.01(d) of this Agreement) by the Employer to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability in accordance with Section 4.02 of this Agreement; (ii) immediately upon delivery of a Notice of Termination by the Employer to the Executive setting forth the facts that indicate that an event constituting Cause (as defined in Section 4.03 of this Agreement) has occurred, or on such later date as may be set forth in such Notice of Termination; or (iii) at any time without Cause effective as of the 30th day following the delivery of a Notice of Termination by the Employer to the Executive, or on such later date as may be set forth in such Notice of Termination.

(c)        Termination by the Executive.  The Executive may terminate the Employment Period (i) immediately upon delivery of a Notice of Termination by the Executive to the Employer setting forth facts that indicate that an event constituting Good Reason (as defined in Section 4.04 of this Agreement) has occurred within the thirty (30) days immediately prior to the date of delivery of such Notice of Termination, or (ii) at any time without Good Reason effective as of the 30th day following the delivery of a Notice of Termination by the Executive to the Employer, or on such later date as may be set forth in such Notice of Termination.

                        (d)        Notice of Termination.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice (delivered in accordance with Section 7.06) that indicates the specific termination provision in this Agreement upon which the person intending to terminate the Employment Period is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under such termination provision.

                        (e)        Resignation from the Board of Directors.  Upon the termination of the Employment Period for any reason, if the Executive still serves as a member of the Board of Directors of HSOA and/or a member of the Board of Directors of the Employer at such time, then the Executive shall tender his resignation as a board member of the Board of Directors of HSOA and the Board of Directors of the Employer, unless otherwise agreed by HSOA and the Employer.

4.02     Definition of "Disability."  For purposes of this Agreement, the Executive will be deemed to have a "Disability" under any of the following conditions: (a) the Executive is unable to render and perform substantially and continuously the Executive's duties and services as required by this Agreement by reason of any medically determinable physical or mental condition that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (b) the Executive is determined to be disabled in accordance with a disability income insurance program sponsored by the Employer, provided the definition of disability applied under such program complies with the requirements of Section 409A of the Code (as defined in Section 8 of this Agreement), or (c) the Executive is determined to be totally disabled by the Social Security Administration.  Upon the request of either party hereto following written notice to the other, the Disability of the Executive in accordance with part (a) of the preceding sentence will be determined by a medical doctor (the "Examining Doctor") who shall be selected as follows: the Employer and the Executive shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability will be binding on all parties hereto.  For purposes of determining whether a Disability exists, the Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and the results of such examinations; provided, however, if the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead under this Section 4.02 for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

4.03     Definition of "Cause."  For purposes of this Agreement, "Cause" shall mean: (a) the Executive's material and persistent failure to perform his duties and services in accordance with this Agreement, unless such failure is due to the Executive's Disability, or the Executive's material violation of this Agreement or any material inaccuracy of any representation or warranty of the Executive contained herein, unless, for any such failure, violation, or inaccuracy that is capable of being cured, the Executive cures such failure, violation, or inaccuracy within ten (10) days of the Employer providing written notice to the Executive of such failure, violation, or inaccuracy; (b) the appropriation by Executive of a material business opportunity of the Employer that is not waived in writing or renounced in writing by the Employer, including, but not limited to, attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer (but excluding Permitted Activities, as such term is defined in Section 6.04 of this Agreement); (c) the theft or embezzlement by the Executive of any material real or personal property, tangible or intangible, of the Employer or any of its Affiliates (as defined in Section 8 of this Agreement); (d) the commission of an act of fraud by the Executive upon, or willful misconduct toward, the Employer or any of its Affiliates or any of their customers; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest by the Executive with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment involving moral turpitude.  Whether "Cause" exists and whether Executive has cured any violation of this Agreement shall be determined pursuant to the procedures set forth in Section 7.14 of this Agreement.

4.04     Definition of "Good Reason."  For the purposes of this Agreement, the phrase "Good Reason" means (i) the Employer's material breach of this Agreement and the Employer's failure to remedy such breach within ten (10) days following the delivery of written notice of such breach by the Executive to the Employer; (ii) the assignment by the Employer to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are substantially different from the duties set forth in Section 1.03 of this Agreement; (iii) the relocation of the Executive from Louisiana, or (iv) the demotion of the Executive (whether in name or fact) in rank, title or duties.

4.05     Effect of Termination of Employment Period; Post-Termination Benefits.  Upon the termination of the Employment Period in accordance with Section 4.01 of this Agreement, the Executive's obligation to render to the Employer the services described in Section 1.03 of this Agreement shall cease and the Employer shall pay the Executive or, in the event of his death while amounts remain payable hereunder, his Designated Beneficiary (as defined in this Section 4.05), if at all, as follows:

                       (a)        Termination by the Employer with Cause or by the Executive without Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(ii) or Section 4.01(c)(ii) of this Agreement, the Executive will be entitled to receive solely that portion of his Salary, payable in accordance with the Employer's normal payroll practices, and any Benefits accrued by the Executive as of the effective date of the termination of the Employment Period.  The Executive shall not receive, and shall not be entitled to receive, any Salary or Benefits thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

                       (b)        Termination by the Employer without Cause or by the Executive with Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(iii) or Section 4.01(c)(i) of this Agreement, the Executive will be entitled to receive twelve (12) months of Salary and bonus (as referenced in Section 2.03) following the termination of the Employment Period.  In addition, the Executive will be entitled to receive coverage under the group health plan sponsored by the Employer, if any, to the same extent as provided on the date of the termination of the Employment Period, during the twelve (12) month period following the termination of the Employment Period.  The cost of coverage under the Employer's group health plan will be payable solely by the Employer in monthly installments commencing on the first day of the calendar month immediately following the date on which the Employment Period is terminated.  Except to the extent otherwise permitted under Code Section 409A and agreed upon by the Executive and the Employer, the Salary to which the Executive is entitled under this Section 4.05(b) shall be payable by the Employer in equal monthly installments on the first day of each calendar month following the date on which the Employment Period is terminated; provided, however, that the first installment shall not be made earlier than the date which is fifteen (15) days following the date on which the Employment Period is terminated or, if the Executive is a "specified employee" as defined under Code Section 409A (or any successor provision thereto), the first day of the seventh calendar month following the date on which the Employment Period is terminated, or if earlier, the date of the Executive's death (the "Initial Payment Date").  The Salary to which the Executive would otherwise have been entitled to receive under this Section 4.05(b) on or before the Initial Payment Date shall be accumulated by the Employer and paid to the Executive in a single lump sum payment on the Initial Payment Date.

                        (c)        Termination upon Death or Disability.  If the Employment Period is terminated in accordance with Section 4.01(a) or Section 4.01(b)(i), the Employer will pay to the disabled Executive or to the Executive's Designated Beneficiary (as defined in this Section 4.05(c)), as the case may be, Salary that would have been payable during the Employment Period until the earlier of (i) the end of the Term, or (ii) the 90th day following the date of the Executive's death or the date of the determination that the Executive has a Disability, whichever is applicable.  In addition, the Executive, if he is determined to have a Disability, will be entitled to receive coverage under the group health plan sponsored by the Employer, if any, to the same extent as provided on the date of the determination that the Executive has a Disability until the earlier of (i) the end of the Term, or (ii) the 90th day following the date of the determination that the Executive has a Disability and, if the Employer has maintained the disability income insurance, the benefits to which the Executive is entitled thereunder, if any.  In addition, if the Executive's dependents elect to continue health coverage through a group health plan sponsored or maintained by the Employer under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Employer will reimburse the Executive's estate for the COBRA premiums for coverage for the Executive's dependents for coverage during the twelve (12) months following the date of the Executive's death, except that the Employer's obligations in this sentence will expire upon the Executive's dependents becoming eligible for comparable coverage under another employer's health benefits plan or policy.  The cost of coverage under the Employer's group health plan will be payable solely by the Employer.  Notwithstanding the preceding sentences of this Section 4.05(c), in the event the Employer has not maintained such disability income insurance, then the Employer shall continue to pay Salary and the cost of group health plan coverage for the remainder of the Term.  Amounts to which the Executive or the Executive's Designated Beneficiary are entitled to receive hereunder shall be payable in monthly installments on the first day of each calendar month; provided, that the first installment shall not be made earlier than the later of (i) first day of the calendar month immediately following the date on which the Employment Period is terminated or (ii) the date which is fifteen (15) days following the date on which the Employment Period is terminated and, provided further, that, notwithstanding any provision herein to the  contrary, benefits to which the Executive is entitled to receive under the disability income insurance maintained by the Employer, if any, shall be payable in accordance with the terms of such program. Except to the extent otherwise provided in this Section 4.05(c), the Executive or the Executive's Designated Beneficiary shall have no right to receive, and the Employer shall have no further obligation to pay to the Executive, further monthly installments of Salary or Benefits.  For the purposes of this Agreement, the Executive's "Designated Beneficiary" means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Employer from time to time or, if the Executive fails to give written notice to the Employer of such a beneficiary, the Executive's estate; provided, however, that, notwithstanding the preceding sentence, the Employer shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)        Accrued Benefits.  Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans providing Benefits hereunder, the Executive's accrual of the Benefits pursuant to Section 2.02 will cease on the date of the termination of the Employment Period, and the Executive will thereafter be entitled to the payment of accrued Benefits pursuant to such plans only as provided in such plans.

(e)        Release.  No amount shall be payable to the Executive under Section 4.05(b) or (c) following the termination of the Employment Period unless the Executive (or the Executive's Designated Beneficiary in the event of termination of this Agreement due to the Executive's death) signs and delivers to the Employer, within fifteen (15) days after the termination of the Employment Period, a release and waiver of claims in the form attached hereto as Exhibit "A".

Section 5:         CONFIDENTIAL INFORMATION

5.01     Confidential Information Defined.  For the purposes of Section 5, the phrase "Confidential Information" means any and all of the following: trade secrets concerning the business and affairs of the Employer, HSOA, and their direct or indirect subsidiaries and other Affiliates (collectively, the "Employer Group"), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of any member of the Employer Group (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for any member of the Employer Group containing or based, in whole or in part, on any information included in the foregoing.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

5.02     Executive's Access to the Confidential Information.  Immediately upon the Executive's execution of this Agreement and continuing throughout his employment with the Employer, the Employer shall provide the Executive with access to Confidential Information that Executive had not previously received.  The Executive acknowledges:  (a) that the Employer has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in Section 5; and (d) the provisions of Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.03     Executive's Nondisclosure Duties Regarding the Confidential Information.  The Executive agrees to use his best efforts to preserve and protect the Confidential Information to the greatest degree possible and therefore agrees as follows:

(a)        Nondisclosure Commitment.  The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (as defined in Section 8 of this Agreement) except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer deals in the ordinary course of its business, or except to the extent such disclosure is necessary for Executive to perform his duties under this Agreement.  Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws.  If any information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.  The Executive will not remove from the premises or record (regardless of the media) of any member of the Employer Group any Confidential Information of any member of the Employer Group, except to the extent such removal or recording is necessary for the Executive to perform his duties.  The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, is the exclusive property of a member or members of the Employer Group, as the case may be.

(b)        Third Party Information.  The Executive recognizes that the members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that he owes the members of the Employer Group, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out his duties for the Employer consistent with the Employer's agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer's agreement with such third party) without the express written authorization of the appropriate member or members of the Employer Group, as the case may be.

(c)        Returning Employer Documents.  The Executive agrees that, at the time of the termination of the Employment Period, he will deliver to the Employer  (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items or any property belonging to a member or members of the Employer Group, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media.  In the event of the termination of the Employment Period, the Executive agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit "B".

5.04     Disputes or Controversies.  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized.  All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive, use, and maintain all such Confidential Information in secrecy, except as may be agreed by them in writing.

5.05     Time Period of Restrictions.  The terms and conditions of Section 5 shall apply during the Restricted Period, unless sooner terminated in accordance with the terms of Section 4.05(b) of this Agreement.

Section 6:         RESTRICTIONS DURING AND AFTER EMPLOYMENT

6.01     Restrictive Covenants.  The Executive agrees that the Employer's commitment described in Section 5.02 to provide its Confidential Information to him gives rise to the Employer's interest in restraining Executive from competing against it and that the restrictions in this Section are designed to enforce Executive's promise in Section 5.03 not to disclose or use Confidential Information belonging to the Employer Group, except in the performance of Executive's duties for the Employer.  The Executive agrees that the restrictions in this Section are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer Group.  For these reasons, the Executive agrees to the following:

(a)        Noncompete.  Except as set forth in Section 6.04, or otherwise pursuant to Employer's prior written consent with respect to a particular job or work order for which Employer has determined not to accept or perform, the Executive will not, (i) at any location during the Employment Period, or (ii) in the Market Area (defined below) during the Restricted Period, directly or indirectly, on behalf of himself or any other person or entity, carry on, engage in, invest in, be interested in, own, manage, operate, finance, control, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, or lend the Executive's credit to, any business that is the same as or similar to the Business of the Employer and the other members of the Employer Group.  For purposes of this Agreement, the "Business" of the Employer and the other members of the Employer Group is providing recovery, restoration, rebuilding/remodeling, and other specialty interior services to residential and commercial properties.

(b)        Solicitation of Customers.  Except as set forth in Section 6.04, during the Restricted Period, the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, solicit a Current Customer (as defined in Section 8 of this Agreement) in the Market Area, for the purpose of conducting business that is the same as or similar to the Business of the Employer or the other members of the Employer Group.

(c)        Solicitation of Employees.  During the Restricted Period, the Executive will not, directly or indirectly, on behalf of himself or any other Person, employ any current employee of any member of the Employer Group or any individual who was an employee of any member of the Employer Group at any time during the Term, and will not solicit, or contact in any manner that could reasonably be construed as a solicitation, any employee of any member of the Employer Group for the purpose of encouraging such employee to leave or terminate his or her employment with any member of the Employer Group.

(d)        Solicitation of Vendors.  During the Restricted Period, the Executive will not, either directly or indirectly, on behalf of himself or any other Person, solicit a current vendor or supplier of any member of the Employer Group for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to any member of the Employer Group, or to change adversely the terms under which such vendor or supplier provides such products or services to any member of the Employer Group.

(e)        Non-interference.  During the Restricted Period, the Executive will not, directly or indirectly, interfere with the Employer's relationship with any Person who at the relevant time is an employee, contractor, supplier, or customer of any member of the Employer Group.  Following the termination of the Employment Period, the Executive will not, either directly or indirectly, access the computer systems of any member of the Employer Group, download files or any other information from the computer systems of any member of the Employer Group or in any way interfere, disrupt, modify or change any computer program used by any member of the Employer Group or any data stored on the computer systems of any member of the Employer Group.

(f)         Restricted Period.  For purposes of this Section 6.01, the term "Restricted Period" means the period commencing with the Effective Date and terminating one (1) year after the termination of the Employment Period.

(g)        Market Area.  For purposes of this Section 6.01, the term "Market Area" means all parishes and municipalities in which the Employer or any member of the Employer Group carries on its Business, including, but not limited to, the following:  the Louisiana parishes of St. Tammany, Orleans, Jefferson, Plaquemines, St. Bernard, St. Charles, and Lafourche, and the Mississippi counties of Harrison and Hancock.

6.02     Scope.  The Executive acknowledges and agrees that the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer Group.  The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  The Employer may, at any time on written notice approved by its Board of Directors, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  In the event of termination of the Executive's employment with the Employer for any reason, the Executive consents to the Employer communicating with the Executive's new employer, any entity in the Business or through or in connection with which the Executive is restricted hereunder, or any other party about the restrictions and obligations imposed on the Executive under this Agreement.

6.03     Required Notice.  Executive agrees that during the one (1) year period following the Restricted Period, prior to beginning any new employment during such one (1) year period, he will provide the Employer with prior written notice regarding his new employment.  The notice will identify the Executive's new employer, describe the duties the Executive will perform for the new employer, and provide verification that the Executive has informed his new employer of his confidentiality and other obligations under this Agreement.

6.04     Permitted Activities.  Notwithstanding any other provision of this Agreement to the contrary, the Executive shall be permitted to engage in the following activities without any violation of Section 6.01(a) or Section 6.01(b), which activities are deemed not to compete with the Business:  the surety bonding business; emergency temporary home management; oil and gas consulting; real estate development work in which the Executive (or a company owned or controlled by the Executive) is a principal owner of the real property being developed; and any other business enterprise not in competition with the Business as to which the Executive has received the prior approval of the Board of Directors of HSOA (or any committee thereof that has been delegated the responsibility of reviewing the matter).

Section 7:         GENERAL PROVISIONS

7.01     Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 or 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 5 and 6 hereof.

7.02     Covenants of Sections 5 and 6 are Essential and Independent Covenants.  The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive.  The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

7.03     Representations and Warranties by the Executive.  The Executive represents and warrants to the Employer that (a) the Executive has never taken any action of the types set forth in Section 4.03(b) though (f), and (b) the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.04     Obligations Contingent on Performance.  The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

7.05     Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The covenants of the Executive under this Agreement, being personal, may not be delegated.

            7.06     Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	Home Solutions Restoration of Louisiana, Inc.
Attn: Chief Executive Officer
1500 Dragon Street, Suite B
Dallas, Texas 75207
Facsimile: (214) 333-9435

If to HSOA:	Home Solutions of America, Inc.
Attention: Chief Executive Officer
1500 Dragon Street Suite B
Dallas, TX 75207
Facsimile: (214) 333-9435

With a copy to:	Hallett & Perrin, P.C.
Attn: Melissa Youngblood, Esq.
2001 Bryan Street, Suite 3900
Dallas, TX 75201
Facsimile: (214) 922-4170

If to the Executive:	Stephen Scott Sewell
85 South Wren Street
New Orleans, Louisiana 70124
Facsimile: (504) 593-9599

7.07     Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.08     GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.  VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE AS DETERMINED UNDER THAT CERTAIN AGREEMENT AND PLAN AND AGREEMENT OF MERGER BY AND AMONG HSOA, THE EMPLOYER AND EXECUTIVE DATED AS OF THE EFFECTIVE DATE.

7.09     Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.10     Severability.  If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11     Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12     Survival of Obligations.  The obligations of the Employer and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.13     Withholding and Set Off.  All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law.  The Employer is further authorized to withhold and setoff against any such payments and benefits any amounts that the Executive may come to owe the Employer, whether as a result of any breach of this Agreement or otherwise.

7.14     Arbitration.  The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising among the parties out of or in connection with this Agreement. However, if not so settled, any controversy or claim arising out of or in connection with this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association (the "AAA"), and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover; provided, however, that nothing in this Section 7.14 shall be construed as to deny the Employer the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach by Executive of the covenants in Sections 5 and 6 of this Agreement.  The arbitration shall be conducted in Houston, Texas unless otherwise agreed by the parties thereto and shall be conducted before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the AAA.  A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other parties and to the AAA office located in Houston, Texas.  Such written notice will contain a description of the dispute and the remedy sought.  The Executive, on the one side, and the Employer, on the other, shall appoint one arbitrator of such party's choosing, and the parties shall mutually agree on the third arbitrator.  In the event that the parties have not mutually agreed on the third arbitrator within thirty (30) days after the demand for arbitration is filed, the third arbitrator shall be appointed in the manner provided by the Commercial Arbitration Rules of the AAA.  The decision of the arbitrators will be final and binding on the parties hereto and their successors and assignees.  Where consistent with applicable law, the arbitrators shall have the authority to order the non-prevailing party to pay the prevailing party's attorney's fees and all costs of the arbitration.  The parties will participate in good faith in a non-binding mediation of their dispute at least sixty (60) days prior to the date of the arbitration hearing.  The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrators shall appoint the mediator.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptable of the award and any order of enforcement as the case may be.  The parties intend this agreement to arbitrate to be irrevocable.

7.15     Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing party in such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration its costs and attorneys' fees as determined by the judge, arbitrator or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

7.16     Income Taxation of Deferred Payments.  This Agreement shall be administered subject to and in compliance with the requirements of Section 409A of the Code.

Section 8:         CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

"Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Current Customer" shall mean any person or entity who is currently utilizing any product or service sold or provided by the Employer or any member of the Employer Group through any facility managed and/or overseen by the Executive; any person or entity who utilized any such product or service within the previous twelve (12) months; and any person or entity with whom the Employer or any member of the Employer Group is currently conducting negotiations concerning the utilization of such products or services.

"Employment Period" shall mean the period during which the Executive has an obligation to render to the Employer all or any portion of the services described in Section 1.03 of this Agreement, until terminated in accordance with the terms of Section 4.  The Employment Period shall in no event, however, extend past the Expiration Date.

"Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

HOME SOLUTIONS RESTORATION OF

                                                                        LOUSIANA, INC.

By:
Name:
Title:

HSOA:

HOME SOLUTIONS OF AMERICA, INC.

By:
Name: Rick J. O'Brien
Title:   President and Chief Operating Officer

EXECUTIVE:

                                                                        Stephen Scott Sewell

EXHIBIT A

RELEASE

            For good and sufficient consideration, including but not limited to payments which Home Solutions Restoration of Louisiana, Inc. (the "Company") would not be obligated to pay to Stephen Scott Sewell ("Sewell") without Sewell signing this Release, the receipt and sufficiency of which is hereby acknowledged, Sewell does hereby forever release, remise, and discharge for himself and his heirs, executors, legal representatives, administrators, successors and assigns, the Company, its shareholders, directors, officers, employees and agents and their respective heirs, executors, administrators, successors, legal representatives and assigns, and all persons or entities related to or affiliated with any of the aforementioned persons (the "Releasees") of and from all claims, causes of action, suits, debts, agreements, promises and demands, of whatever nature or kind, in law or in equity (collectively, "Claims") which Sewell now has, ever had, or but for this release hereafter would or could have against any of the Releasees arising in any manner out of Sewell's employment with the Company and/or the Executive Employment Agreement among Sewell, the Company and Home Solutions of America, Inc. ("HSOA) dated as of October 26, 2006, as amended from time to time, but excluding all Claims of Sewell related to his rights under that certain Agreement and Plan of Merger among HSOA, the Company, Sewell and others dated as of October 26, 2006.

            Sewell warrants that he has read this Release and fully understands it to be a compromise and settlement and release of the Claims, known or unknown, present or future, that the undersigned has or may have against the Company and its affiliates that are described above.

Stephen Scott Sewell

Date Signed

EXHIBIT B

TERMINATION CERTIFICATION

            This is to certify that Stephen Scott Sewell ("Sewell") has complied with all the terms of the Executive Employment Agreement among Home Solutions Restoration of Louisiana, Inc. (the "Employer"), Home Solutions of America, Inc. and Sewell dated as of October 26, 2006 (as it may be amended, the "Employment Agreement").  It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Employee any Confidential Information (as defined in the Employment Agreement).  It is further certified that the undersigned has destroyed all tangible copies and has erased any electronic, digital, or magnetic representations or manifestations of the foregoing.  The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.

Date:
                                                                        Stephen Scott Sewell